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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

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Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                 DESIGNS,INC
                (Name of Registrant as Specified In Its Charter)

                                 DESIGNS, INC
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

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[DESIGNS LETTERHEAD]

                               September 24, 1999

Dear Fellow Stockholder:

         The October 4, 1999 meeting of shareholders is fast approaching. Your vote in favor of management's slate of directors is critical to the survival of your Company.

                             HOLTZMAN WANTS CONTROL
                  WITHOUT PAYING A PREMIUM TO ALL STOCKHOLDERS

         During the first half of 1999, the Company management, with the assistance of Shields & Co., sought to find a buyer for the Company. HOLTZMAN INITIALLY SAID THAT HE WOULD BUY YOUR COMPANY FOR $3.65 PER SHARE AND COULD OBTAIN THE REQUIRED FINANCING. HOWEVER, HE ABANDONED HIS BID. NOW HE WANTS TO BE IN A POSITION TO GAIN CONTROL OF THE COMPANY ON THE CHEAP WITHOUT PAYING A PREMIUM TO ALL STOCKHOLDERS.

         Holtzman wants to use Company money to buy back one-third of the outstanding stock which would result in a significant increase in his percentage ownership. He wants to eliminate the shareholder rights plan which would allow him to buy more shares. He could gain control of the Company without paying a premium to all stockholders. DON'T LET THIS HAPPEN.

                  A VOTE FOR HOLTZMAN'S SLATE RISKS DESTRUCTION
        OF THE LEVI STRAUSS RELATIONSHIP AND DESTRUCTION OF YOUR COMPANY

         Over 95% of our products come from Levi Strauss. Our strategy, which even Holtzman accepts, is to focus entirely on our outlet stores which are operated under license from Levi Strauss. Bottom line, WITHOUT THE TOTAL AND ENTHUSIASTIC SUPPORT OF LEVI STRAUSS, YOUR COMPANY WILL GO OUT OF BUSINESS. WHAT WILL YOUR SHARES BE WORTH THEN?

         Levi Strauss states that it has the right to terminate its Trademark License Agreement with Designs if Holtzman's slate takes control, and that it is "UNLIKELY THAT JEWELCOR WILL ESTABLISH A PRODUCTIVE RELATIONSHIP WITH LEVI STRAUSS" if Jewelcor wins the proxy contest.

         If Holtzman prevails and Levi Strauss terminates the Trademark License Agreement, the Company's credit facility with BankBoston would be in default, and the Company would be in default of its real estate leases because they require the use of Levi Trademarks in the store names. The Company would then have no choice but to go into liquidation. This is not a scare tactic. It is the reality of the situation. Holtzman asks shareholders to ignore these facts and to vote with Jewelcor. We don't believe that shareholders want to throw
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away their investment in the Company. Holtzman has no basis whatsoever for stating that Levi Strauss will not terminate the license and its relationship with the Company.

         Grace & White, Inc., which owns 2,057,100 shares (12.9%) of our stock, is our largest stockholder. One of its spokesmen has stated in the September 22, 1999 edition of the Wall Street Journal: "It makes me sick to think they might lose" the Levi's(R) and Dockers(R) brand names," and that he would not support Holtzman's slate of directors.

           YOUR COMPANY EXPECTS TO EARN ABOUT $.33 PER SHARE THIS YEAR

         As you know, the strategy which we adopted last year is to focus entirely on outlet stores selling Levi Strauss products and to operate with low overhead. We have closed all of the stores that do not match the strategy and HAVE REDUCED OVERHEAD BY 27% SINCE 1997. New outlet stores have been opened in promising locations and older stores have been remodeled. Results are beginning to reach the bottom line.

         Through August we had a profit of $.03 per share compared to a loss of $(.36) last year. RESULTS IN SEPTEMBER CONFIRM THAT WE ARE ON TRACK TO EARN ABOUT $.33 PER SHARE FOR THE YEAR. We expect that year 2000 should be a very solid year for your Company unless, of course, Holtzman wins the proxy contest.

                           RETURN THE BLUE CARD TODAY

         The stockholder's meeting is Monday, October 4, 1999. DON'T RISK THE LEVI STRAUSS RELATIONSHIP AND THE FUTURE OF YOUR COMPANY. Return the BLUE card today. If your stock is held in street name, call your bank or broker and ask them to vote the BLUE proxy card on your behalf in favor of the director's recommended by management and against the proposal to eliminate the shareholder rights plan.

         Thank you very much for your continued support.

                                          Sincerely,



                                          James G. Groninger
                                          Chairman of the Special Committee



If you have any questions or need assistance in voting your shares, please contact the firm assisting us in the solicitation of proxies:

                           INNISFREE M&A INCORPORATED
                            TOLL-FREE: (888) 750-5834
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                 BANKS AND BROKERS CALL COLLECT: (212) 750-5833